Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES SOLID

SECOND QUARTER RESULTS AND CORE LOAN GROWTH

Second Quarter 2021 Highlights

•	Net income of $31.4 million, up $2.3 million (8.0%) or up $0.7 million (2.2%) excluding merger-related provision and expenses from 2020 second quarter

•	Earnings per share of $0.84, up $0.06 (7.7%) or up $0.02 (2.4%) excluding merger-related provision and expenses from 2020 second quarter

•	Service fee income of $6.3 million, up $0.7 million (11.9%) from 2020 second quarter

•	Loan growth of $45 million excluding PPP (up 3.6% annualized) including $36 million for commercial loans (up 4.4% annualized) during 2021 second quarter

•	Average deposit costs down 4 basis points to 0.23% from first quarter 2021

•	Asset quality improved with non-performing assets down to 0.54% of assets, classifieds down to 1.7% of loans and effectively 100% of COVID deferrals return to pay for 2021 second quarter

•	Allowance to Loans ratio of 1.33%, or 1.41% excluding PPP loans for 2021 second quarter

•	Pre-tax pre-provision ROAA of 1.90% for 2021 second quarter

•	ROA, ROE and ROTE of 1.67%, 12.50% and 19.05% for 2021 second quarter

•	Increased dividend $0.01 to $0.27 per share, up 23% year to date

DEFIANCE, OHIO (July 29, 2021) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) today announced 2021 second quarter results. Net income for the second quarter of 2021 was $31.4 million, or $0.84 per diluted common share, compared to $29.1 million, or $0.78 per diluted common share, for the second quarter of 2020. The prior year’s results include the impact of $2.1 million of acquisition-related charges for the three months ended June 30, 2020, which had an after-tax cost of $1.7 million or $0.04 per diluted common share. Net income for the six months ended June 30, 2021, was $72.4 million, or $1.94 per diluted common share, compared to $6.6 million, or $0.19 per diluted common share, for the six months ended June 30, 2020. The six-month year-over-year comparison is substantially impacted by the acquisition of United Community Financial Corp. (“UCFC”) on January 31, 2020, with the prior year’s provision expense of $48.2 million that included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.59 per diluted common share. The first half of 2021 included a provision recovery of $10.9 million, which had an after-tax benefit of $8.6 million, or $0.23 per diluted common share, and no acquisition impact. Additionally, the prior year’s six-month results include the impact of $13.6 million of acquisition-related charges, which had an after-tax cost of $11.1 million, or $0.32 per diluted common share. Excluding the impact of the acquisition-related provision and charges, earnings for the first half of 2020 were $38.2 million, or $1.11 per diluted common share.

“Results for the second quarter reflect the continued economic resurgence of our business and consumer clients across all markets,” said Gary Small, President and CEO of Premier. “The Premier team drove excellent new business generation and delivered solid loan growth during the quarter in our core commercial, consumer and residential mortgage business lines. Household deposits remain high, debt levels have improved, and a double-digit increase in debit card and ATM revenue suggests that our clients are more confident and well on their way to a brighter future.”

Business client support efforts

As a part of the CARES Act, the Small Business Administration created the Paycheck Protection Program (“PPP”) to provide small businesses with loans as a direct incentive to keep their workers on the payroll. Premier Bank actively participated in PPP for clients and made 2,880 loans for a total of $443.3 million for the year ended December 31, 2020. Total gross fees for these loans equaled $14.8 million. To date, Premier Bank has recognized $13.0 million as loan interest income, including $2.8 million and $6.8 million during the three and six months ended June 30, 2021, respectively. Additionally, a total of $349.6 million in loans have been extinguished to date, including $178.4 million and $293.2 million during the three and six months ended June 30, 2021, respectively.

Beginning in January 2021, Premier Bank participated in the second round of PPP lending and made 2,229 loans for a total of $193.6 million during the six months ended June 30, 2021. Total gross fees for these loans were $7.8 million and Premier Bank has recognized $0.4 million and $0.6 million in loan interest income during the three and six months ended June 30, 2021, respectively.

Net interest income up compared to second quarter of 2020

Net interest income of $56.6 million in the second quarter of 2021 was up from $54.3 million in the second quarter of 2020. The increase over the prior year’s second quarter was attributable to growth in interest-earning assets, PPP fees and a 53% decrease in average costs of funds. Net interest margin was 3.34% for the second quarter of 2021, down from 3.43% in the first quarter of 2021, and down from 3.51% in the second quarter of 2020. Yield on interest earning assets decreased to 3.59% in the second quarter of 2021, down 14 basis points from 3.73% in the first quarter of 2021. Total cost of funds decreased 5 basis points in the second quarter of 2021 to 0.26% from 0.31% in the first quarter of 2021 while the total cost of interest-bearing liabilities decreased 6 basis points to 0.36% from 0.42%. The 2021 second quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $1.3 million of accretion and interest expense includes $0.3 million of accretion, which combined added 9 basis points of net interest margin. The second quarter results also include the impact of PPP loans. Interest income includes $3.95 million on average balances of $378.5 million, which increased net interest margin by 5 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin would be 3.20% for the second quarter of 2021 compared to 3.25% for the first quarter of 2021 and 3.34% for the second quarter of 2020.

“We are pleased by the quarter’s net interest income growth that was driven by core loan growth across the board and diligent efforts to reduce our deposit funding costs,” said Small. “We anticipate the current, robust deposit environment will be with us for the foreseeable future along with a corresponding expanded securities portfolio. In this difficult rate environment, we will continue to prioritize delivering income growth while taking steps to maintain margins.”

Non-interest income down from second quarter of 2020

Premier’s non-interest income in the second quarter of 2021 was $17.5 million compared with $23.0 million in the second quarter of 2020. Total mortgage banking income decreased to $2.2 million in the second quarter of 2021 from $9.9 million in the second quarter of 2020. Gains from the sale of mortgage loans decreased to $2.7 million in the second quarter of 2021 from $11.5 million in the second quarter of 2020. While total mortgage loan production has been consistently strong compared to prior year, gains have declined due to compressed margins, a lower saleable mix and less favorable marks on the in-process portfolio. Mortgage loan servicing revenue of $1.9 million in the second quarter of 2021 was consistent with $1.9 million in the second quarter of 2020. Amortization of mortgage servicing rights decreased to $2.0 million in the second quarter of 2021 from $2.2 million in the second quarter of 2020. Premier also had a negative change in the valuation adjustment for mortgage servicing assets of $0.4 million in the second quarter of 2021 compared with a negative adjustment of $1.4 million in the second quarter of 2020. This item closely follows the trend in USTN-10, which declined 29 basis points during the quarter to 1.45% at June 30, 2021.

For the second quarter of 2021, service fees and other charges were $6.3 million, up 12% from $5.6 million in the second quarter of 2020 primarily due to higher ATM and interchange related fees. Revenues from insurance commissions, wealth management and BOLI were generally consistent with prior year totaling $6.5 million in second quarter 2021 compared to $6.6 million in second quarter 2020. Securities gains were $0.7 million in the second quarter of 2021 compared to a loss of $2,000 in the second quarter of 2020. Other non-interest income was $2.0 million in the second quarter of 2021, up from $0.9 million in the second quarter of 2020 primarily due to a $1.3 million non-recurring settlement payment this quarter.

“Residential mortgage new business activity for the quarter continued at the accelerated pace experienced over the past few quarters,” said Small. “However, mortgage banking income for the quarter was tempered by a higher percentage of the new business being held in portfolio, tighter pricing and unfavorable marks for the sizable in-process portfolio generated by the very robust production activity of the past two quarters. As we closed the quarter, the percentage of salable business began returning to expected levels, in-process loans were trending down and pricing stabilized leaving us better positioned for the remainder of the year.”

Core non-interest expenses up from second quarter of 2020

Total non-interest expense was $38.4 million in the second quarter of 2021, up from $38.0 million in the second quarter of 2020, or up from $35.9 million excluding $2.1 million of acquisition related charges. Compensation and benefits increased to $21.0 million in the second quarter of 2021, compared to $19.6 million in the second quarter of 2020. Occupancy expense was $3.8 million in the second quarter of 2021, down from $4.1 million in the second quarter of 2020. Data processing cost was $3.3 million in the second quarter of 2021, down from $3.8 million in the second quarter of 2020. Amortization of intangibles was $1.6 million in the second quarter of 2021, down from $1.8 million in the second quarter of 2020. Other non-interest expense was $6.9 million in the second quarter of 2021, up from $5.0 million in the second quarter of 2020 partly due to higher costs related to ATM and interchange volumes, loan volumes and travel and entertainment costs.

Credit quality

Non-performing assets totaled $41.3 million, or 0.54% of assets, at June 30, 2021, a decrease from $49.4 million at March 31, 2021, but an increase from $40.0 million at June 30, 2020. Accruing troubled debt restructured loans were $5.9 million at June 30, 2021, compared with $7.9 million at June 30, 2020. Loan delinquencies increased to $9.9 million, or 0.2% of loans, at June 30, 2021, from $9.5 million at March 31, 2021, but decreased from $11.0 million at June 30, 2020.

The 2021 second quarter results include net loan recoveries of $0.2 million and a total provision credit of $3.9 million compared with net loan recoveries of $0.8 million and a total provision expense of $3.0 million for the same period in 2020. The allowance for credit losses on loans as a percentage of total loans was 1.33% at June 30, 2021, or 1.41% excluding PPP loans, compared with 1.37% at March 31, 2021, or 1.49% excluding PPP loans, and 1.62%, or 1.76% excluding PPP loans, at June 30, 2020. The continued economic improvement from the 2020 pandemic-related downturn led to the year-over-year decrease in the provision expense and allowance percentage. As of June 30, 2021, Premier Bank had no commercial loan pandemic-related deferrals, down from $32.4 million at March 31, 2021, and only one retail loan for $13,000, down from $3.4 million at March 31, 2021.

“We are delighted with this quarter’s improved asset quality, which included a 16% reduction in non-performing assets,” said Paul Nungester, CFO of Premier. “These enhancements along with a second consecutive quarter of recoveries and an even better economic forecast led to a further reduction in our reserve levels. We committed to supporting our clients during the pandemic through our COVID deferral program and are glad to see that they are confident and gaining momentum with essentially all now back in return-to-pay status.”

Year to date results

For the six-month period ended June 30, 2021, net income totaled $72.4 million, or $1.94 per diluted common share, compared to $6.6 million, or $0.19 per diluted common share for the six months ended June 30, 2020. Results for the first half of 2020 included five months of income and expenses from UCFC compared to six months in 2021. The year-over-year comparison is also substantially impacted by the prior year’s provision expense of $48.2 million, which included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.59 per diluted common share. The first half of 2021 included a provision credit of $10.9 million, which had an after-tax benefit of $8.6 million, or $0.23 per diluted common share, and no acquisition impact. Additionally, the prior year’s results include the impact of $13.6 million of acquisition-related charges, which had an after-tax cost of $11.1 million, or $0.32 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for the first half of 2020 were $38.2 million, or $1.11 per diluted common share.

Net interest income was $113.1 million for the first six months of 2021 compared with $99.8 million in the first six months of 2020. Average interest-earning assets increased to $6.71 billion in the first six months of 2021 compared to $5.56 billion in the first six months of 2020. Net interest margin for the first six months of 2021 was 3.39%, down 24 basis points from the 3.63% margin reported in the six-month period ended June 30, 2020. Results include the impact of acquisition marks and related accretion for the UCFC acquisition. For the first six months of 2021, interest income includes $2.6 million of accretion and interest expense includes $0.7 million of accretion, which combined added 10 basis points of net interest margin. The results in the first half of 2021 also include the impact of PPP loans. Interest income includes $9.0 million on average balances of $406.8 million, which increased net interest margin by 7 basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin was 3.22% for the first half of 2021 compared to 3.48% for the first half of 2020.

Non-interest income for the first six months of 2021 was $43.8 million compared to $37.0 million during the same period of 2020. Service fees and other charges were $11.8 million for the first six months of 2021, up from $10.8 million during the same period of 2020. Mortgage banking income was $12.7 million for the first six months of 2021, up from $10.7 million during the same period of 2020. Insurance commissions were $8.9 million for the first six months of 2021 compared with $9.2 million for the same period of 2020. Wealth management income was $3.3 million for the first six months of 2021, up from $2.9 million during the same period of 2020. Securities gains were $2.8 million for the first six months of 2021 compared to a loss of $2,000 for the same period in 2020. Approximately $2.0 million of the gain was related to the sale of securities where the Company took advantage of pricing to realize gains and reinvested in a mix of new securities that will generate the higher income over the next three years. The other $0.8 million was related to unrealized gains on our trading securities due to the improved market for these financial institution equities. BOLI income increased to $2.0 million in the first half of 2021, including $0.3 million of claim gains, compared to $1.6 million and no claim gains in the first half of 2020. Other non-interest income for the first half of 2021 was $2.3 million compared to $1.6 million in 2020.

Non-interest expense was $77.2 million for the first six months of 2021 compared to $80.3 million, or $66.7 million excluding acquisition-related charges, for the same period of 2020. Compensation and benefits expense was $43.0 million for the first six months of 2021 compared with $37.2 million during the same period of 2020. Expenses also included net increases of $1.0 million for occupancy, FDIC insurance premiums, financial institution taxes, data processing and amortization of intangibles and $3.5 million for other expenses.

Total assets at $7.59 billion

Total assets at June 30, 2021, were $7.59 billion compared to $7.53 billion at March 31, 2021, and $7.01 billion at June 30, 2020. Gross loans receivable (including loans held for sale) were $5.55 billion at June 30, 2021, compared to $5.68 billion at March 31, 2021, and $5.62 billion at June 30, 2020. At June 30, 2021, gross loans receivable decreased $70.2 million from a year ago due to a $147.2 million decrease in PPP loans. Excluding PPP, loans grew $77.0 million organically, or 1.5% from a year ago. Commercial loans excluding PPP increased $113.2 million from June 30, 2020, to 2021, or 3.4%, despite a $45.4 million decrease in lines of credit. Securities at June 30, 2021, were $1.29 billion compared to $932.3 million at March 31, 2021, and $567.5 million at June 30, 2020. Also, at June 30, 2021, goodwill and other intangible assets totaled $345.1 million compared to $346.7 million at March 31, 2021, and $351.7 million at June 30, 2020, with the decrease attributable to intangibles amortization.

Total deposits at June 30, 2021, were $6.29 billion compared with $6.35 billion at March 31, 2021, and $5.76 billion at June 30, 2020. At June 30, 2021, total deposits grew $0.53 billion organically, or 9.2% from a year ago.

Total stockholders’ equity was $1.03 billion at June 30, 2021, compared to $998.2 million at March 31, 2021, and $941.0 million at June 30, 2020. The increase in stockholders’ equity from the prior year was primarily due to net earnings. The Company also completed the repurchase of 126,366 common shares for $3.8 million during the second quarter of 2021. At June 30, 2021, 1,834,434 common shares remained available for repurchase under the Company’s existing authorization.

Dividend to be paid August 27

The Board of Directors declared a quarterly cash dividend of $0.27 per common share payable August 27, 2021, to shareholders of record at the close of business on August 20, 2021. The dividend represents an annual dividend of 4.0 percent based on the Premier common stock closing price on July 28, 2021. Premier has approximately 37,179,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Friday, July 30, 2021, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-877-444-1726. Internet access to the call is also available (in listen-only mode) at the following URL: https://services.choruscall.com/links/pfc210730.html. The replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 12 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: impacts from the novel coronavirus (COVID-19) pandemic on the economy, financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier operates; increasing competition for financial products from other financial institutions and nonbank financial technology companies; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its June 30, 2021, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplement

Consolidated Balance Sheets (Unaudited)

Premier Financial Corp.

(in thousands)	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$63,790	$79,593
Interest-bearing deposits	67,718	79,673

	131,508	159,266

Available-for sale, carried at fair value	1,279,128	736,654
Trading securities, carried at fair value	12,945	1,090

Securities investments	1,292,073	737,744

Loans	5,348,400	5,491,240
Allowance for credit losses - loans	(71,367)	(82,079)

Loans, net	5,277,033	5,409,161
Loans held for sale	199,070	221,616
Mortgage servicing rights	18,041	13,153
Accrued interest receivable	23,459	25,434
Federal Home Loan Bank stock	12,747	16,026
Bank Owned Life Insurance	145,919	144,784
Office properties and equipment	56,259	58,665
Real estate and other assets held for sale	45	343
Goodwill	317,948	317,948
Core deposit and other intangibles	27,140	30,337
Other assets	92,478	77,257

Total Assets	$7,593,720	$7,211,734

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,649,664	$1,597,262
Interest-bearing deposits	4,641,795	4,450,579

Total deposits	6,291,459	6,047,841
Advances from FHLB and PPPLF	105,000	—
Notes payable and other interest-bearing liabilities	—	—
Subordinated debentures	84,913	84,860
Advance payments by borrowers for tax and insurance	19,474	21,748
Reserve for credit losses - unfunded commitments	5,613	5,350
Other liabilities	59,558	69,659

Total Liabilities	6,566,017	6,229,458
Stockholders’ Equity
Preferred stock	—	—
Common stock, net	306	306
Additional paid-in-capital	689,785	689,390
Accumulated other comprehensive income (loss)	10,953	15,004
Retained earnings	410,153	356,414
Treasury stock, at cost	(83,494)	(78,838)

Total stockholders’ equity	1,027,703	982,276

Total Liabilities and Stockholders’ Equity	$7,593,720	$7,211,734

Consolidated Statements of Income (Unaudited)

Premier Financial Corp.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2021	2020	2021	2020
Interest Income:
Loans	$55,772	$58,796	$113,338	$110,256
Investment securities	4,994	2,923	8,674	5,641
Interest-bearing deposits	42	79	108	309
FHLB stock dividends	56	651	115	766

Total interest income	60,864	62,449	122,235	116,972
Interest Expense:
Deposits	3,559	7,435	7,723	15,206
FHLB advances and other	12	516	12	1,523
Subordinated debentures	674	179	1,369	452
Notes Payable	—	15	—	24

Total interest expense	4,245	8,145	9,104	17,205

Net interest income	56,619	54,304	113,131	99,767
Provision (benefit) for credit losses - loans	(3,631)	1,868	(11,145)	45,655
Provision (benefit) for credit losses - unfunded commitments	(288)	1,107	263	2,565

Total provision (benefit) for credit losses	(3,919)	2,975	(10,882)	48,220

Net interest income after provision	60,538	51,329	124,013	51,547
Non-interest Income:
Service fees and other charges	6,282	5,614	11,751	10,797
Mortgage banking income	2,157	9,868	12,691	10,716
Gain on sale of non-mortgage loans	—	—	—	234
Gain (loss) on sale of available for sale securities	1,469	(2)	1,985	(2)
Gain (loss) on trading securities	(808)	—	802	—
Insurance commissions	4,059	4,005	8,940	9,160
Wealth management income	1,566	1,802	3,322	2,893
Income from Bank Owned Life Insurance	859	838	2,028	1,619
Other non-interest income	1,961	890	2,301	1,597

Total Non-interest Income	17,545	23,015	43,820	37,014
Non-interest Expense:
Compensation and benefits	21,046	19,575	43,044	37,160
Occupancy	3,837	4,128	7,949	7,859
FDIC insurance premium	522	411	1,420	903
Financial institutions tax	1,177	1,116	2,367	1,950
Data processing	3,334	3,805	6,716	6,845
Amortization of intangibles	1,575	1,809	3,197	3,054
Acquisition related charges	—	2,099	—	13,585
Other non-interest expense	6,884	5,041	12,485	8,937

Total Non-interest Expense	38,375	37,984	77,178	80,293

Income (loss) before income taxes	39,708	36,360	90,655	8,268
Income tax expense (benefit)	8,323	7,303	18,274	1,693

Net Income (Loss)	$31,385	$29,057	$72,381	$6,575

Earnings (loss) per common share:
Basic	$0.84	$0.78	$1.94	$0.19
Diluted	$0.84	$0.78	$1.94	$0.19

Average Shares Outstanding:
Basic	37,276	37,290	37,274	34,484
Diluted	37,358	37,323	37,351	34,526

Net Income (Update these figures for EPS to work properly)	$31,385		$72,381	0
Net Income allocated to participating securities	(39)		(104)	0

Net Income allocated to common shareholders	$31,346		$72,277

Premier Financial Corp.

Financial Summary and Comparison (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(dollars in thousands, except per share data)	2021	2020	% change	2021	2020	% change
Summary of Operations

Tax-equivalent interest income (2)	$61,134	$62,705	(2.5)	$122,742	$117,479	4.5
Interest expense	4,245	8,145	(47.9)	9,104	17,205	(47.1)
Tax-equivalent net interest income (2)	56,889	54,560	4.3	113,638	100,274	13.3
Provision (benefit) for credit losses	(3,919)	2,975	(231.7)	(10,882)	48,220	(122.6)
Core provision (benefit) for credit losses (4)	(3,919)	2,975	(231.7)	(10,882)	22,271	(148.9)
Investment securities gains (losses)	661	(2)	NM	2,787	(2)	NM
Non-interest income (excluding securities gains/losses)	16,884	23,017	(26.6)	41,033	37,016	10.9
Non-interest expense	38,375	37,984	1.0	77,178	80,293	(3.9)
Core non-interest expense (4)	38,375	35,885	6.9	77,178	66,708	15.7
Income tax expense (benefit)	8,323	7,303	14.0	18,274	1,693	979.4
Net income (loss)	31,385	29,057	8.0	72,381	6,575	1,000.9
Core net income (4)	31,385	30,715	2.2	72,381	38,185	89.6
Tax equivalent adjustment (2)	270	256	5.5	507	507	—

At Period End
Assets	7,593,720	7,013,811	8.3
Earning assets	6,920,008	6,345,655	9.1
Loans	5,348,400	5,457,238	(2.0)
Allowance for credit losses - loans	71,367	88,555	(19.4)
Deposits	6,291,459	5,759,843	9.2
Stockholders’ equity	1,027,703	940,968	9.2

Average Balances
Assets	7,549,531	7,005,783	7.8	7,444,791	6,185,668	20.4
Earning assets	6,806,275	6,247,037	9.0	6,709,348	5,559,542	20.7
Loans	5,495,782	5,389,805	2.0	5,562,379	4,862,410	14.4
Deposits and interest-bearing liabilities	6,454,731	5,963,127	8.2	6,365,441	5,232,503	21.7
Deposits	6,339,673	5,490,986	15.5	6,265,394	4,872,267	28.6
Stockholders’ equity	1,006,757	932,793	7.9	989,800	858,894	15.2
Stockholders’ equity / assets	13.34%	13.31%	0.2	13.30%	13.89%	(4.2)

Per Common Share Data
Net Income (Loss)
Basic	$0.84	$0.78	7.7	$1.94	$0.19	921.1
Diluted	0.84	0.78	7.7	1.94	0.19	921.1
Core diluted (4)	0.84	0.82	2.4	1.94	1.11	74.8
Dividends Paid	0.26	0.22	18.2	0.50	0.44	13.6
Market Value:
High	$33.97	$20.11	68.9	$35.90	$31.95	12.4
Low	27.76	12.95	114.4	22.23	11.50	93.3
Close	28.41	17.67	60.8	28.41	17.67	60.8
Common Book Value	27.64	25.23	9.6	27.64	25.23	9.6
Tangible Common Book Value (1)	18.36	15.80	16.2	18.36	15.80	16.2
Shares outstanding, end of period (000s)	37,178	37,296	(0.3)	37,178	37,296	(0.3)

Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.34%	3.51%	(4.8)	3.39%	3.63%	(6.6)
Return on average assets	1.67%	1.67%	(0.2)	1.96%	0.21%	833.6
Core return on average assets (4)	1.67%	1.76%	(5.4)	1.96%	1.24%	57.9
Return on average equity	12.50%	12.53%	(0.2)	14.75%	1.54%	857.6
Core return on average equity (4)	12.50%	13.24%	(5.6)	14.75%	8.94%	64.9
Return on average tangible equity	19.05%	20.13%	(5.4)	22.70%	2.40%	844.1
Core return on average tangible equity (4)	19.05%	21.28%	(10.5)	22.70%	14.00%	62.1
Efficiency ratio (3)	52.02%	48.96%	6.2	49.90%	58.48%	(14.7)
Core efficiency ratio (4)	52.02%	46.26%	12.5	49.90%	48.59%	2.7
Effective tax rate	20.96%	20.09%	4.3	20.16%	20.48%	(1.6)
Dividend payout ratio (core)	30.95%	26.83%	15.4	25.77%	39.64%	(35.0)

Note:	Year-to-date 2020 results include five months of operations from UCFC compared to six for comparable period in 2021.

(1)	Tangible common book value = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.
NM	Percentage change not meaningful

Premier Financial Corp.

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Mortgage Banking Summary	2021	2020	2021	2020
Revenue from sales and servicing of mortgage loans:
Gain from sale of mortgage loans	$2,670	$11,530	$8,310	$16,432
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,887	1,888	3,805	3,482
Amortization of mortgage servicing rights	(1,953)	(2,181)	(4,297)	(3,344)
Mortgage servicing rights valuation adjustments	(447)	(1,369)	4,873	(5,854)

	(513)	(1,662)	4,381	(5,716)

Total revenue from sale and servicing of mortgage loans	$2,157	$9,868	$12,691	$10,716

Mortgage servicing rights:
Balance at beginning of period	$21,696	$20,761	$21,666	$10,801
Loans sold, servicing retained	1,938	2,454	4,312	3,830
Mortgage servicing rights acquired	—	—	—	9,747
Amortization	(1,953)	(2,181)	(4,297)	(3,344)

Carrying value before valuation allowance at end of period	21,681	21,034	21,681	21,034
Valuation allowance:
Balance at beginning of period	(3,193)	(5,019)	(8,513)	(534)
Impairment recovery (charges)	(447)	(1,369)	4,873	(5,854)

Balance at end of period	(3,640)	(6,388)	(3,640)	(6,388)

Net carrying value at end of period	$18,041	$14,646	$18,041	$14,646

COVID-19 Deferrals Update	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Commercial loan deferrals	$—	$32,370	$46,038	$434,554	$739,632	$47,197
% of commercial loans	0.0%	0.8%	1.2%	11.4%	19.7%	1.4%
% of total loans	0.0%	0.6%	0.8%	7.9%	13.5%	0.9%
Retail loan deferrals	$13	$3,414	$7,412	$48,187	$73,266	$13
% of retail loans	0.0%	0.2%	0.4%	2.9%	4.3%	0.0%
% of total loans	0.0%	0.1%	0.1%	0.9%	1.3%	0.0%
Total loan deferrals	$13	$35,784	$53,450	$482,741	$812,898	$47,210
% of total loans	0.0%	0.7%	1.0%	8.8%	14.9%	0.9%

Commercial Loan Deferral Rollforward	3/31/21 Balance	New Deferrals	Payoffs/ Changes	Return to Pay(1)	6/30/21 Balance	2Q21 Extensions
Interest only 1-3 months	$12,412	$—	$(22)	$(12,390)	$—	$—
Interest only 4-5 months	74	—	(1)	(73)	—	—
Interest only 6 months	19,828	—	(5)	(19,823)	—	—
Deferred payment 1-90 days	56	—	(1)	(55)	—	—
Deferred payment 91-179 days	—	—	—	—	—	—
Deferred payment 180 days	—	—	—	—	—	—

Total	$32,370	$—	$(29)	$(32,341)	$—	$—

Commercial Loan Deferral Expirations Update	6/30/21 Balance
July	$—
August	—
September	—
October	—
November	—
December	—

Total	$—

Note: Year-to-date 2020 results include five months of operations from UCFC compared to six for comparable periods in 2021.

(1)	Represents 100% of previously disclosed second quarter 2021 scheduled expirations.

Premier Financial Corp.

Yield Analysis

	Three Months Ended June 30,
	(dollars in thousands)
	2021			2020
	Average Balance	Interest(1)	Yield Rate(2)	Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$5,495,782	$55,786	4.06%	$5,389,805	$58,819	4.39%
Securities	1,193,363	5,250	1.76%	523,360	3,156	2.48	% (3)
Interest Bearing Deposits	106,025	42	0.16%	260,586	79	0.12%
FHLB stock	11,105	56	2.02%	73,286	651	3.57%

Total interest-earning assets	6,806,275	61,134	3.59%	6,247,037	62,705	4.04%
Non-interest-earning assets	743,256			758,746

Total assets	$7,549,531			$7,005,783

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,640,196	$3,559	0.31%	$4,144,699	$7,435	0.72%
FHLB advances and other	30,165	12	0.16%	420,784	516	0.49%
Subordinated debentures	84,893	674	3.18%	36,083	179	2.00%
Notes payable	—	—	—	15,274	15	0.39%

Total interest-bearing liabilities	4,755,254	4,245	0.36%	4,616,840	8,145	0.71%
Non-interest bearing deposits	1,699,477	—	—	1,346,287	—	—

Total including non-interest-bearing deposits	6,454,731	4,245	0.26%	5,963,127	8,145	0.55%
Other non-interest-bearing liabilities	88,043			109,863

Total liabilities	6,542,774			6,072,990
Stockholders’ equity	1,006,757			932,793

Total liabilities and stockholders’ equity	$7,549,531			$7,005,783

Net interest income; interest rate spread		$56,889	3.23%		$54,560	3.33%

Net interest margin (4)			3.34%			3.51%

Average interest-earning assets to average interest bearing liabilities			143%			135%

	Six Months Ended June 30,
	2021			2020
	Average Balance	Interest(1)	Yield Rate(2)	Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$5,562,379	$113,366	4.08%	$4,862,410	$110,304	4.55%
Securities	1,009,695	9,153	1.81%	482,839	6,100	2.57	% (3)
Interest Bearing Deposits	125,732	108	0.17%	164,662	309	0.38%
FHLB stock	11,542	115	1.99%	49,631	766	3.10%

Total interest-earning assets	6,709,348	122,742	3.66%	5,559,542	117,479	4.24%
Non-interest-earning assets	735,443			626,126

Total assets	$7,444,791			$6,185,668

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,593,493	$7,723	0.34%	$3,750,226	$15,206	0.81%
FHLB advances and other	15,166	12	0.16%	315,337	1,523	0.97%
Subordinated debentures	84,881	1,369	3.23%	36,083	452	2.51%
Notes payable	—	—	—	8,816	24	0.55%

Total interest-bearing liabilities	4,693,540	9,104	0.39%	4,110,462	17,205	0.84%
Non-interest bearing deposits	1,671,901	—	—	1,122,041	—	—

Total including non-interest-bearing deposits	6,365,441	9,104	0.29%	5,232,503	17,205	0.66%
Other non-interest-bearing liabilities	89,550			94,271

Total liabilities	6,454,991			5,326,774
Stockholders’ equity	989,800			858,894

Total liabilities and stockholders’ equity	$7,444,791			$6,185,668

Net interest income; interest rate spread		$113,638	3.27%		$100,274	3.40%

Net interest margin (4)			3.39%			3.63%

Average interest-earning assets to average interest bearing liabilities			143%			135%

Note: Year-to-date 2020 results include five months of operations from UCFC compared to six for comparable period in 2021.

(1)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2)	Annualized.
(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Premier Financial Corp.

Selected Quarterly Information

(dollars in thousands, except per share data)	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020
Summary of Operations
Tax-equivalent interest income (1)	$61,134	$61,609	$61,067	$60,418	$62,705
Interest expense	4,245	4,859	5,849	6,888	8,145
Tax-equivalent net interest income (1)	56,889	56,750	55,218	53,530	54,560
Provision (benefit) for credit losses	(3,919)	(6,963)	(6,764)	2,794	2,975
Core provision (benefit) for credit losses (3)	(3,919)	(6,963)	(6,764)	2,794	2,975
Investment securities gains (losses)	661	2,126	76	1,480	(2)
Non-interest income (excluding securities gains/losses)	16,884	24,149	18,594	23,520	23,017
Non-interest expense	38,375	38,803	41,313	43,563	37,984
Core non-interest expense (3)	38,375	38,803	39,123	38,445	35,885
Income tax expense (benefit)	8,323	9,952	8,240	6,259	7,303
Net income (loss)	31,385	40,996	30,848	25,655	29,057
Core net income (3)	31,385	40,996	32,577	28,587	30,715
Tax equivalent adjustment (1)	270	237	251	259	256

At Period End
Total assets	$7,593,720	$7,530,462	$7,211,734	$6,974,953	$7,013,811
Earning assets	6,920,008	6,852,357	6,546,299	6,340,132	6,345,655
Loans	5,348,400	5,459,683	5,491,240	5,470,548	5,457,238
Allowance for loan losses	71,367	74,754	82,079	88,917	88,555
Deposits	6,291,459	6,351,919	6,047,841	5,795,757	5,759,843
Stockholders’ equity	1,027,703	998,186	982,276	959,025	940,968
Stockholders’ equity / assets	13.53%	13.26%	13.62%	13.75%	13.42%
Goodwill	317,948	317,948	317,948	317,948	317,948

Average Balances
Total assets	$7,549,531	$7,338,886	$7,089,060	$6,935,783	$7,005,783
Earning assets	6,806,275	6,611,343	6,363,306	6,211,267	6,247,037
Loans	5,495,782	5,629,715	5,609,116	5,555,621	5,389,805
Deposits and interest-bearing liabilities	6,454,731	6,275,160	6,044,049	5,901,652	5,963,127
Deposits	6,339,673	6,190,292	5,956,550	5,738,006	5,490,986
Stockholders’ equity	1,006,757	972,653	946,223	927,506	932,793
Stockholders’ equity / assets	13.34%	13.25%	13.35%	13.37%	13.31%

Per Common Share Data
Net Income (Loss):
Basic	$0.84	$1.10	$0.83	$0.69	$0.78
Diluted	0.84	1.10	0.82	0.69	0.78
Core diluted (3)	0.84	1.10	0.87	0.77	0.82
Dividends Paid	0.26	0.24	0.22	0.22	0.22
Market Value:
High	$33.97	$35.90	$23.49	$21.24	$20.11
Low	27.76	22.23	14.90	14.74	12.95
Close	28.41	33.26	23.00	15.58	17.67
Common Book Value	27.64	26.78	26.34	25.71	25.23
Shares outstanding, end of period (000s)	37,178	37,275	37,291	37,297	37,296

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.34%	3.43%	3.47%	3.47%	3.51%
Return on average assets	1.67%	2.27%	1.73%	1.49%	1.67%
Core return on average assets (3)	1.67%	2.27%	1.83%	1.64%	1.76%
Return on average equity	12.50%	17.09%	12.97%	11.12%	12.53%
Core return on average equity (3)	12.50%	17.09%	13.70%	12.26%	13.24%
Return on average tangible equity	19.05%	26.60%	20.37%	17.71%	20.13%
Core return on average tangible equity (3)	19.05%	26.60%	21.51%	19.73%	21.28%
Efficiency ratio (2)	52.02%	47.96%	55.97%	56.54%	48.96%
Core efficiency ratio (3)	52.02%	47.96%	53.00%	49.90%	46.26%
Effective tax rate	20.96%	19.53%	21.08%	19.61%	20.09%
Common dividend payout ratio (core)	30.95%	21.82%	25.29%	28.57%	26.83%

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(3)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

Premier Financial Corp.

Selected Quarterly Information

(dollars in thousands, except per share data)	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020
Loan Portfolio Composition
One to four family residential real estate	$1,138,433	$1,168,559	$1,201,051	$1,194,940	$1,226,106
Construction	830,822	749,190	667,649	580,060	509,548
Commercial real estate	2,405,653	2,402,067	2,383,001	2,328,944	2,266,189
Commercial	1,051,972	1,172,910	1,202,353	1,263,565	1,244,549
Consumer finance	118,526	117,539	120,729	128,995	146,139
Home equity and improvement	261,842	257,764	272,701	281,010	290,459

Total loans	5,807,248	5,868,029	5,847,484	5,777,514	5,682,990
Less:
Undisbursed loan funds	458,156	405,983	355,065	300,174	221,137
Deferred loan origination fees	692	2,363	1,179	6,792	4,615
Allowance for credit losses - loans	71,367	74,754	82,079	88,917	88,555

Net Loans	$5,277,033	$5,384,929	$5,409,161	$5,381,631	$5,368,683

Allowance for credit losses - loans
Beginning allowance	$74,754	$82,079	$88,917	$88,555	$85,859
CECL adoption	—	—	—	—	—
Acquisition related allowance/provision (non PCD)	—	—	—	—	—
Acquisition related allowance/goodwill (PCD)	—	—	—	—	—
Provision (benefit) for credit losses - loans	(3,631)	(7,514)	(6,158)	3,658	1,868
Net recoveries (charge-offs)	244	189	(680)	(3,296)	828

Ending allowance	$71,367	$74,754	$82,079	$88,917	$88,555

Credit Quality
Total non-performing loans (1)	$41,296	$49,298	$51,983	$48,360	$39,470
Real estate owned (REO)	45	53	343	521	573

Total non-performing assets (2)	$41,341	$49,351	$52,326	$48,881	$40,043

Net charge-offs (recoveries)	(244)	(189)	680	3,296	(828)

Restructured loans, accruing (3)	5,939	6,068	7,173	8,499	7,916

Allowance for credit losses - loans / loans	1.33%	1.37%	1.49%	1.63%	1.62%
Allowance for credit losses - loans / non-performing assets	172.63%	151.47%	156.86%	182.05%	221.15%
Allowance for credit losses - loans / non-performing loans	172.82%	151.64%	157.90%	184.01%	224.36%
Non-performing assets / loans plus REO	0.77%	0.90%	0.95%	0.89%	0.73%
Non-performing assets / total assets	0.54%	0.66%	0.73%	0.70%	0.57%
Net charge-offs / average loans (annualized)	-0.02%	-0.01%	0.05%	0.24%	-0.06%

Deposit Balances
Non-interest-bearing demand deposits	$1,649,664	$1,728,895	$1,597,262	$1,436,807	$1,454,842
Interest-bearing demand deposits and money market	2,890,769	2,806,271	2,627,669	2,511,263	2,361,486
Savings deposits	777,862	761,899	700,480	674,354	671,650
Retail time deposits less than $250,000	720,317	842,624	912,006	975,658	1,078,758
Retail time deposits greater than $250,000	252,847	212,230	210,424	197,675	193,107

Total deposits	$6,291,459	$6,351,919	$6,047,841	$5,795,757	$5,759,843

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3)	Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Premier Financial Corp.

Loan Delinquency Information

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total
June 30, 2021
One to four family residential real estate	$1,138,433	$1,122,060	$5,757	0.5%	$10,616	0.9%
Construction	830,822	830,242	580	0.1%	—	0.0%
Commercial real estate	2,405,653	2,388,082	53	0.0%	17,518	0.7%
Commercial	1,051,972	1,044,265	—	0.0%	7,707	0.7%
Consumer finance	118,526	115,169	1,530	1.3%	1,827	1.5%
Home equity and improvement	261,842	256,259	1,955	0.7%	3,628	1.4%

Total loans	$5,807,248	$5,756,077	$9,875	0.2%	$41,296	0.7%

March 31, 2021
One to four family residential real estate	$1,168,559	$1,150,194	$5,622	0.5%	$12,743	1.1%
Construction	749,190	748,362	584	0.1%	244	0.0%
Commercial real estate	2,402,067	2,379,138	222	0.0%	22,707	0.9%
Commercial	1,172,910	1,164,587	298	0.0%	8,025	0.7%
Consumer finance	117,539	114,214	1,424	1.2%	1,901	1.6%
Home equity and improvement	257,764	252,732	1,354	0.5%	3,678	1.4%

Total loans	$5,868,029	$5,809,227	$9,504	0.2%	$49,298	0.8%

June 30, 2020
One to four family residential real estate	$1,226,106	$1,213,482	$6,056	0.5%	$6,568	0.5%
Construction	509,548	509,548	—	0.0%	—	0.0%
Commercial real estate	2,266,189	2,244,412	1,040	0.0%	20,737	0.9%
Commercial	1,244,549	1,233,703	680	0.1%	10,166	0.8%
Consumer finance	146,139	144,555	988	0.7%	596	0.4%
Home equity and improvement	290,459	285,858	2,237	0.8%	2,364	0.8%

Total loans	$5,682,990	$5,631,558	$11,001	0.2%	$40,431	0.7%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total
June 30, 2021
One to four family residential real estate	$1,125,097	$1,114,219	$1,117	0.1%	$9,761	0.9%
Construction	830,822	815,429	15,393	1.9%	—	0.0%
Commercial real estate	2,393,591	2,217,858	132,099	5.5%	43,634	1.8%
Commercial	1,038,059	991,021	24,898	2.4%	22,140	2.1%
Consumer finance	117,764	116,137	—	0.0%	1,627	1.4%
Home equity and improvement	257,618	255,497	—	0.0%	2,121	0.8%
PCD loans	44,297	21,328	905	2.0%	22,064	49.8%

Total loans	$5,807,248	$5,531,489	$174,412	3.0%	$101,347	1.7%

March 31, 2021
One to four family residential real estate	$1,154,141	$1,145,356	$1,173	0.1%	$7,612	0.7%
Construction	749,190	727,821	21,126	2.8%	243	0.0%
Commercial real estate	2,380,688	2,216,699	115,758	4.9%	48,231	2.0%
Commercial	1,156,948	1,108,381	25,400	2.2%	23,167	2.0%
Consumer finance	116,723	115,044	—	0.0%	1,679	1.4%
Home equity and improvement	253,049	250,944	—	0.0%	2,105	0.8%
PCD loans	57,290	23,956	1,748	3.1%	31,586	55.1%

Total loans	$5,868,029	$5,588,201	$165,205	2.8%	$114,623	2.0%

June 30, 2020
One to four family residential real estate	$1,212,490	$1,206,062	$304	0.0%	$6,124	0.5%
Construction	287,239	287,174	65	0.0%	—	0.0%
Commercial real estate	2,231,602	2,191,433	21,436	1.0%	18,733	0.8%
Commercial	1,223,580	1,193,020	23,979	2.0%	6,581	0.5%
Consumer finance	136,765	136,449	—	0.0%	316	0.2%
Home equity and improvement	284,923	284,188	—	0.0%	735	0.3%
PCD loans	80,639	21,817	13,985	17.3%	44,837	55.6%

Total loans	$5,457,238	$5,320,143	$59,769	1.1%	$77,326	1.4%

Premier Financial Corp.

Non-GAAP Reconciliations

	Six months ended
(In thousands, except per share and ratio data)	6/30/21	6/30/20	2nd Qtr 2021	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020
Acquisition related charges (pre-tax)	$—	$13,585	$—	$—	$2,190	$3,711	$2,099
Less: Tax benefit of acquisition related charges	—	2,475	—	—	460	779	441

Acquisition related charges (after-tax)	$—	$11,110	$—	$—	$1,730	$2,932	$1,658

Total non-interest expenses	$77,178	$80,293	$38,375	$38,803	$41,313	$43,563	$37,984
Less: Acquisition related charges (pre-tax)	—	13,585	—	—	2,190	3,711	2,099
Less: FHLB prepayment charges(1)	—	—	—	—	—	1,407	—

Core non-interest expenses	$77,178	$66,708	$38,375	$38,803	$39,123	$38,445	$35,885

Acquisition related provision (pre-tax)	$—	$25,949	$—	$—	$—	$—	$—
Less: Tax benefit of acquisition related provision	—	5,449	—	—	—	—	—

Acquisition related provision (after-tax)	$—	$20,500	$—	$—	$—	$—	$—

Provision (benefit) for credit losses	$(10,882)	$48,220	$(3,919)	$(6,963)	$(6,764)	$2,794	$2,975
Less: Acquisition related provision (pre-tax)	—	25,949	—	—	—	—	—

Core provision (benefit) for credit losses	$(10,882)	$22,271	$(3,919)	$(6,963)	$(6,764)	$2,794	$2,975

Non-interest income	$43,820	$37,014	$17,545	$26,275	$18,669	$25,000	$23,015
Less: Securities gains (losses)	2,787	(2)	661	2,126	76	1,480	(2)

Non-interest income (excluding securities gains/losses)	$41,033	$37,016	$16,884	$24,149	$18,593	$23,520	$23,017

Tax-equivalent net interest income	$113,638	$100,274	$56,889	$56,750	$55,218	$53,530	$54,560
Non-interest income (excluding securities gains/losses)	41,033	37,016	16,884	24,149	18,593	23,520	23,017

Total revenues	154,671	137,290	73,773	80,899	73,811	77,050	77,577
Core non-interest expenses	$77,178	$66,708	$38,375	$38,803	$39,123	$38,445	$35,885

Core efficiency ratio	49.90%	48.59%	52.02%	47.96%	53.00%	49.90%	46.26%

Income (loss) before income taxes	$90,655	$8,268	$39,708	$50,948	$39,087	$31,914	$36,360
Add: Provision (benefit) for credit losses	(10,882)	48,220	(3,919)	(6,963)	(6,764)	2,794	2,975

Pre-tax pre-provision income	79,773	56,488	35,789	43,985	32,323	34,708	39,335
Add: Acquisition related charges (pre-tax)	—	13,585	—	—	2,190	3,711	2,099

Core pre-tax pre-provision income	$79,773	$70,073	$35,789	$43,985	$34,513	$38,419	$41,434
Average total assets	$7,444,791	$6,185,668	$7,549,531	$7,338,886	$7,089,060	$6,935,783	$7,005,783
Core pre-tax pre-provision return on average assets	2.16%	2.28%	1.90%	2.43%	1.94%	2.20%	2.38%

Net income (loss)	$72,381	$6,575	$31,385	$40,996	$30,847	$25,655	$29,057
Add: Acquisition related provision (after-tax)	—	20,500	—	—	—	—	—
Add: Acquisition related charges (after-tax)	—	11,110	—	—	1,730	2,932	1,658

Core net income	$72,381	$38,185	$31,385	$40,996	$32,577	$28,587	$30,715

Diluted shares - Reported	37,351	34,526	37,358	37,357	37,350	37,334	37,324
Add: Dilutive shares for core net income	—	—	—	—	—	—	—

Diluted shares - Core	37,351	34,526	37,358	37,357	37,350	37,334	37,324

Core diluted EPS	$1.94	$1.11	$0.84	$1.10	$0.87	$0.77	$0.82

Average total assets	$7,444,791	$6,185,668	$7,549,531	$7,338,886	$7,089,060	$6,935,783	$7,005,783
Core return on average assets	1.96%	1.24%	1.67%	2.27%	1.83%	1.64%	1.76%

Average total equity	$989,800	$858,894	$1,006,757	$972,653	$946,223	$927,506	$932,793
Core return on average equity	14.75%	8.94%	12.50%	17.09%	13.70%	12.26%	13.24%

Average total tangible equity	$642,990	$548,430	$660,785	$624,996	$602,495	$576,457	$580,449
Core return on average tangible equity	22.70%	14.00%	19.05%	26.60%	21.51%	19.73%	21.28%

Note: Year-to-date results include six months of operations from UCFC compared to five for comparable period in 2020.

(1)	Represents prepayment penalties on FHLB early extinguishments funded by gains on securities sales that are excluded from revenues for efficiency ratio calculation.